EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES THIRD QUARTER 2012 EARNINGS
 AND INCREASES DIVIDEND

Houston (November 8, 2012)--Adams Resources & Energy, Inc. (NYSE MKT-AE) announced third quarter 2012 unaudited net earnings of $ 8,263,000 or $1.96 per common share.  Current earnings compare to unaudited third quarter 2011 net earnings of $9,026,000 or $2.14 per common share.  For the nine months ended September 30, 2012, net earnings were $20,224,000 or $4.79 per common share. Third quarter 2012 revenues totaled $795,525,000 and were $2,504,488,000 for the first nine months of the year.

President and Chief Executive Officer, F.T. “Chip” Webster attributed the current quarterly earnings variance to a $623,000 state tax refund received in 2011 that reduced the prior third quarter tax expense. Mr. Webster added that marketing operating earnings were reduced by $2.6 million for the comparative current quarter with a narrowing of unit margins resulting from expanded competition in the South Texas operational area.  However, such decline was offset by dry hole and impairment expense reductions within the Company’s oil and gas exploration operation and $1.5 million of pre-tax gains from equipment and property sales.
A summary of operating results is as follows:

	Third Quarter
	2012	2011

Operating Earnings (Expense)
Marketing	$13,452,000	$16,055,000
Transportation	2,607,000	2,078,000
Oil and gas	314,000	(1,462,000)
Administrative expenses	(2,603,000)	(2,727,000)
	13,770,000	13,944,000
Interest income, net	77,000	142,000
Income tax (provision)	(5,510,000)	(4,820,000)
Discontinued operations	(74,000)	(240,000)

Net earnings	$8,263,000	$9,026,000

Adams Resources & Energy, Inc. also announced its Board of Directors has declared an annual cash dividend in the amount of $.62 per common share, payable on December 17, 2012 to shareholders of record as of December 3, 2012.  The 2012 cash dividend represents a nine percent increase over the prior year amount.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues	$2,504,488	$2,197,379	$795,525	$755,995

Costs, expenses and other	(2,472,657)	(2,168,986)	(781,678)	(741,909)
Income tax (provision)	(11,947)	(9,994)	(5,510)	(4,820)
Earnings from continuing operations	19,884	18,399	8,337	9,266
Earnings (loss) from discontinued
operations	340	(201)	(74)	(240)

Net earnings	$20,224	$18,198	$8,263	$9,026

Earnings (loss) per common share:
From continuing operations	$4.71	$4.36	$1.98	$2.20
From discontinued operations	.08	(.05)	(.02)	(.06)
Basic and diluted net earnings
per common share	$4.79	$4.31	$1.96	$2.14

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	September 30,	December 31,
	2012	2011

ASSETS
Cash and marketable securities	$52,054	$37,066
Other current assets	236,694	267,899
Total current assets	288,748	304,965

Net property & equipment	95,471	68,857
Deposits and other assets	4,436	5,018
	$388,655	$378,840

LIABILITIES AND EQUITY
Total current liabilities	$241,057	$256,094
Other long-term liabilities	16,692	12,064
Shareholders’ equity	130,906	110,682
	$388,655	$378,840